EXHIBIT 10.1

January 5, 2023

Ionic Ventures, LLC
3053 Fillmore St., Suite 256
San Francisco, CA 94123

Re: Modification of the Purchase Agreement

Dear Sirs:

Reference is made to that certain (a) (i) Purchase Agreement (as modified from time to time, the “Purchase Agreement”), dated as of October 6, 2022, between the Company and the purchaser identified therein, which is the same as the addressee listed above (the “Investor”), and (ii) the other transaction documents, as modified from time to time, referred to collectively, as the “Purchase Agreement Transaction Documents”) and (b)(i) Debenture Purchase Agreement (as modified from time to time, the “Debenture Purchase Agreement”), dated as of October 6, 2022, between the Company and the purchaser identified therein, which is the same as the addressee listed above, (ii) the Subordinated Convertible Debenture (as modified from time to time, the “Debenture”), and (iii) the other transaction documents, as modified from time to time, referred to collectively, as the “Debenture Transaction Documents” and together with the Purchase Agreement Transaction Documents referred to collectively as the “Transaction Documents”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Debenture, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, following modifications to the Purchase Agreement.

(1)This Letter Agreement shall be deemed to be a Purchase Agreement Transaction Document.

(2)The Regular Purchase Measurement Period shall commence at the conclusion of the applicable Variable Conversion Measurement Period as defined in the Debenture.

(3)A waiver to allow for a Purchase Notice for $500,000 under the Purchase Agreement.

(4)Any additional Purchase Notices that are not in accordance with the terms and provisions of the Purchase Agreement shall be subject to Investor’s approval.

(5)Effective on the date of this Letter Agreement, the Purchase Agreement is hereby modified so that the Regular Purchase Price shall be ninety percent (90%) of the average of the two lowest daily VWAPs during the applicable Regular Purchase Measurement Period.

(6)The Floor Price as of the date of this Letter Agreement shall be amended to be $0.20, determined on a post reverse split basis.

800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com

The Company hereby reaffirms all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect. The Company agrees that as partial consideration for the approval of this waiver by Investor the Company shall issue to the Investor that number of shares equal to the difference between (x) the Variable Conversion Price, as that term is defined in the Debenture and (y) the calculation achieved as a result of the following formula: 80% (or 70% if the Common Shares are not then trading on a Principal Market) the lowest VWAP starting on the Trading Day immediately following the receipt of Pre-Settlement Conversion Shares following the Automatic Conversion Date or other relevant date of determination and ending the later of (a) ten (10) consecutive Trading Days after (and not including) the Automatic Conversion Date or such other relevant date of determination and (b) the Trading Day immediately after the Common Shares in the aggregate amount of at least $13,900,000 shall have traded on the Principal Market.1

This Letter Agreement is a Purchase Agreement Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Purchase Agreement Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Purchase Agreement Transaction Documents to such Purchase Agreement or other Purchase Agreement Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate Investor to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Purchase Agreement Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Delaware, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

1 Consistent with the measurement terms in the Debenture, on any trading day on which Investor does not have shares of common stock that have been registered under the Securities Act in its account for any reason will be excluded from the calculation of total trading. The parties agree that the shares of common stock issued in partial consideration for this waiver shall be registered under the Securities Act and agree to include those shares in the subsequent registration statement in accordance with the terms of the Purchase Agreement.
800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com

This Letter Agreement is expressly conditioned on (a) the Company’s Board of Directors approving this Letter Agreement and all undertakings thereto in all respects and providing written evidence of the same to the Investor by January 5, 2023 and (b) the Company agreeing that it shall, within the time required under the Exchange Act, file with the SEC a current report on Form 8-K relating to the transactions and amendments contained in this Letter Agreement, which current report shall describe the material terms and conditions of, the amended agreements; provided, however, that at the reasonable request of the Investor the Company will use commercially reasonable efforts to file such current report prior to the time required under Exchange Act.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

REMARK HOLDINGS, INC.

		By:	/s/ Kai-Shing Tao
		Name:	Kai-Shing Tao
		Title:	Chief Executive Officer

AGREED AND ACCEPTED:

IONIC VENTURES, LLC

By:	/s/ Brendan O'Neil
Name:	Brendan O'Neil
Title:	Authorized Signatory
800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com